Exhibit 10.7

March, 28 2012

Stephanie McSwain
Vice President, Manufacturing
Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway
Mission Viejo, CA 92681

Dear Stephanie,

Thank you for your continued interest in Johnson Matthey Pharma Services (JMPS).  As a follow-up to your recent request, we are pleased to provide Aeolus Pharmaceuticals (Aeolus) with this proposal for Program Support, Process Development and Analytical Development for Desired Form of 2318.C.

Please contact me if I can provide additional information or be of additional service.  We appreciate the opportunity to support your chemistry service needs and look forward to your feedback on this proposal.

All the Best,

/s/ Todd Stark
Todd Stark, Ph.D.

Manager, Business Development
Johnson Matthey Pharma Services

978-496-7088
tstark@jmusa.com

Proposal for Program Support, Process Development and Analytical Development for Desired Form of 2318.C

Appendix 5 to the Research and Manufacturing Agreement Dated:  February 16, 2011

Proposal Date:  March, 28 2012

Johnson Matthey Pharma Services (JMPS) is pleased to provide Aeolus Pharmaceuticals (Aeolus) with this proposal for Program Support, Process Development and Analytical Development for Desired Form of 2318.C.  JMPS will use commercially reasonable efforts to meet all milestones for the estimated fees as outlined in this proposal.  This proposal is based on technical information provided by Aeolus and other available technical information within the public literature and available at JMPS.

Summary

Proposal No: AEO-120322-1206
Stage #	Description	Service Fee	Est. Direct Expenses*	Est Duration
1	Program Support ([…***…] FTE Months)	$[…***…]	$[…***…]	[…***…]
2	Process Development ([…***…] FTE Months)	$[…***…]	$[…***…]	[…***…]
3	Analytical Development ([…***…] FTE Months)	$[…***…]	$[…***…]	[…***…]
	Total	$[…***…]	$[…***…]	[…***…]
*Includes […***…].

JMPS will use commercially reasonable efforts to achieve the deliverables as outlined in this proposal.  This estimate is based on a specific scope of work that was developed using technical information provided by Aeolus.  Project objectives or technical details may differ from those assumed in this estimate.  If a significant difference occurs from the originally proposed scope of work or with the actual technical details from those assumed, JMPS will assess the impact of such a change and inform Aeolus.  JMPS and Aeolus will promptly and in good faith develop and agree to a modified project plan to ensure that project delays are avoided or minimized.  If these changes result in additional cost, Aeolus must authorize the additional cost in writing prior to implementation.

JMPS will schedule resources and order materials upon acceptance of this proposal.  Scheduling is contingent on prevailing staff commitments, raw material, and equipment availability.  Aeolus will be notified of the expected start date as soon as is practical.  JMPS will appoint a project leader to oversee the work and serve as the primary technical liaison with Aeolus.  Project updates will be submitted weekly and conference calls will be arranged on a frequency agreed upon by both parties.

JMPS offers to perform this work on a time and materials basis.  Direct Expenses (raw materials, supplies, waste, equipment, outside testing and freight) will be charged additionally for the actual cost incurred plus the […***…]% handling fee.  JMPS is pleased to offer a monthly FTE rate of $[…***…] per month.  Aeolus will be invoiced monthly for actual labor and direct expenses incurred.  Invoices are payable within thirty (30) days from the date of issuance.  Materials will be shipped from JMPS’s facility F.C.A (Incoterm 2010) within 30 days of project completion.

All work specified in this proposal is subject to the Research and Manufacturing Agreement between Johnson Matthey Pharma Materials dba Johnson Matthey Pharma Services and Aeolus Pharmaceuticals dated February 16, 2011.  This proposal is valid for thirty (30) days from the preparation date.

Stage 1:  Program Support

JMPS will provide program support to Aeolus in the preparation of supporting documents on an as needed basis as requested by Aeolus.  This support includes, but is not limited to, report writing and document preparation supporting Aeolus interaction with government agencies.  Example activities may include reports for pre-IND meetings and preparation of IND filing documentation.

Stage 2:  Process Development

Process development research activities will include (a) improvement of the overall process efficiency (b)streamlining of the anion exchange processes in the 2318.A to 2318.B to 2318.C conversion and (c) optimization of the isolation process for the most desirable form of 2318.C.

1.	Improve volumetric efficiency of the Rothemund condensation workup
[…***…]
2.	Streamlining the process from 2318.A to 2318.B
[…***…]
3.	Process development for the most desirable form of 2318.C
[…***…]
4.	Small scale batch
[…***…]

Deliverables:

• Weekly project updates
• A brief (1-2 page) report summarizing the process and yields.

Stage 2:  Analytical Development

Once the process recommended process changes are determined, additional method development is expected and will depend on the extent of the process changes.  Validation of new test methods or revised test methods is not part of the scope under this proposal.

1.	Analytical method development for most desirable form of 2318.C
Minimally a method or methods will be required to confirm the final desired form of 2318.C in addition to the current methods for release of 2318.C.
2.	Analytical method development for in-process control and isolated intermediates
Test methods will be developed to account for any changes in isolated intermediates or in-process methods. The GC method for residual solvents may also need to be developed and revised.

Deliverables:

• Weekly project updates
• Copies of revised test methods

AUTHORIZATION

Appendix 5 to the Research and Manufacturing Agreement Dated:  February 16, 2011

Program Support, Process Development and Analytical Development for Desired Form of 2318.C

AEO-120322-1206

This proposal, including all work and material provided by JMPS hereunder, shall be governed by the Research and Manufacturing Agreement between Johnson Matthey Pharma Materials dba Johnson Matthey Pharma Services and Aeolus Pharmaceuticals.  By its signature below, Aeolus Pharmaceuticals hereby authorizes Johnson Matthey Pharma Services to perform the work detailed in this proposal subject to the Research and Manufacturing Agreement dated February 16, 2011.

For:  Aeolus Pharmaceuticals

/s/ John L. McManus                                                                Date:  4/30/12
Signature

John L. McManus
Printed Name

For:  Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services

/s/ Jayachandra Reddy                                                                Date:  April 30, 2012
Jayachandra Reddy, Ph.D.
General Manager